Exhibit 10.13

CONFIDENTIAL

December 1, 2004

Mr. George S. Young

President & CEO

Fellows Energy

370 Interlocken Boulevard, Suite 400

Broomfield, CO 80021

Dear Mr. Young:

As set forth herein, this letter confirms our agreement with respect to Axiom Capital Management, Inc.’s (“Axiom”) introduction of John McGrain, Jed Oil, Enterra Energy, and JMG Exploration (together with their affiliates and controlled persons, the “Introduced Persons”) to Fellows Energy (the “Company”) in connection with the following contemplated transactions, as well as any other transactions that may be engaged in by and between any Introduced Persons and the Company (collectively, the “Transactions”):

1.	A loan by Mr. McGrain to the Company of approximately $1,500,000 (“Loan”);

2.	A loan or investment by one or more of the Introduced Persons equal or greater than $1,500,000 to $2,000,000 to the Company (to be used in connection with development and drilling of Company projects (“Project Financing”); and

3.	One or more Introduced Persons will finance future projects of the Company (“Future Financings”).

The Company expressly agrees and acknowledges that under no circumstances will Axiom be liable for failure of any Introduced Person to consummate any Transaction. The Company will promptly notify Axiom if any Transaction contains a contingency which must be satisfied prior to such Transaction being consummated.

For its introductions, Axiom shall be compensated as follows:

a.	3% of the amount of the Loan, to be paid in cash;

b.	10% of the amount of any Project Financing, to be paid in registered stock of the Company at a price of $1 per share, i.e., $1,500,000 Financing = 150,000 shares; and

c.	For any Future Financings, 1% of any revenues received by the Company from projects that result from these Future Financings and 1% of any revenue or sale proceeds received by the Company from the sale of these projects.

The Company will notify Axiom within 10 days of the consummation of any Transaction. All compensation shall be paid to Axiom within 30 days of consummation of the related Transaction.

Axiom will not provide advice to the Company nor to Introduced Persons and will not negotiate the terms of any Transaction between any Introduced Person and the Company. Axiom will not be responsible for carrying out due diligence for any Introduced Persons or the Company. The Company shall be solely responsible for compliance with applicable law, and rules regarding any Transaction and Axiom’s sole activities shall be to introduce the Introduced Persons to the Company. The Company will rely on its own expertise and that of its legal, accounting, tax and other specialist advisors in connection with any Transactions. The Company shall not be permitted to use Axiom’s name in any manner in connection with any Transaction without Axiom’s prior written consent.

Axiom will not be liable to the Company except to the extent of Axiom’s gross negligence or intentional wrongdoing. Axiom agrees to indemnify, defend, and hold harmless the Company, its affiliates, principals and agents from and against any and all losses, claims, damages, liabilities, and expenses (“Loss”), arising out of any breach by Axiom of any provision herein or the enforcement of the indemnification provided herein. The Company agrees to indemnify, defend, and hold harmless Axiom and its affiliates, principals and agents from and against any and all Loss, arising out of any breach by the Company of any provision herein or the enforcement of the indemnification provided herein.

Each provision of this letter agreement is several and is not affected if another provision of this letter agreement is found to be invalid or unenforceable or to contravene applicable law or regulations. This letter agreement is not intended to and does not confer any rights upon any Introduced Person or other person. Nothing herein is intended to create or shall be construed as creating a fiduciary relationship between the Company and Axiom or any Introduced Person and Axiom. No term or provision of this agreement may be amended, discharged or modified in any respect except in writing signed by the parties hereto. This letter agreement sets out the entire agreement between us.

The parties agree that in the event of any dispute, claim or controversy arising directly, indirectly, or otherwise in connection with, out of, related to, or from this agreement, its performance or its claimed breach, or any Transaction, such dispute, claim or controversy shall be resolved exclusively by arbitration conducted within the County, City, and State of New York in accordance with the rules of the NASD then in effect. In this regard, the parties further understand and agree that: (i) arbitration will be final and binding on the parties; (ii) the parties are waiving their rights to seek remedies in court, including the right to jury trial; (iii) pre-arbitration discovery is generally more limited than and different from court proceedings; (iv) the arbitrator’s award is not required to include factual findings or legal reasoning and any party’s right to appeal or seek modification of rulings by the arbitrator is strictly limited; and (v) any award the arbitration panel makes will be final, and judgment on it may be entered in any court having competent jurisdiction. Accordingly, the parties consent and submit to the jurisdiction of the federal and state courts located within the City, County, and State of New York.

Please confirm your acceptance of the terms of this agreement by signing and returning one copy to the undersigned.

Yours sincerely,

Axiom Capital Management, Inc.

By:	/s/ Mark Martino
Mark Martino

ACCEPTED AND AGREED TO:

Fellows Energy

By:	/s/ George S. Young
Name:
Title:

Date: 12/1/04